Exhibit 3.5

MC-208852

Certificate of Incorporation

I, MELANIE E. RIVERS-WOODS Assistant Registrar of Companies of the Cayman Islands DO HEREBY CERTIFY, pursuant to the Companies Law CAP. 22, that all requirements of the said Law in respect of registration were complied with by

Vantage Driller I Co.

an Exempted Company incorporated in the Cayman Islands with Limited Liability with effect from the 18th day of April Two Thousand Eight

Given under my hand and Seal at George Town in the Island of Grand Cayman this 18th day of April Two Thousand Eight

CERTIFIED TO BE A TRUE AND CORRECT COPY

(SGD. MELANIE E. RIVERS-WOODS)
Sig.	/s/ Melanie E. Rivers-Woods
	Melanie E. Rivers-Woods		[seal of registrar]
Assistant Registrar

Assistant Registrar of Companies,
Date	18 April 2008	Cayman Islands